Exhibit 21


                 KEYPORT LIFE INSURANCE COMPANY
                   SUBSIDIARIES OF THE COMPANY


      Independence Life & Annuity Company

      Liberty Advisory Services Corp.

      Keyport Financial Services Corp.

      Keyport Benefit Life Insurance Company